WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>             5
                      1,000

                             EXHIBIT 27
                      FINANCIAL DATA SCHEDULE

Period type                             12 mos
Fiscal year end                         Dec 31, 1997
Period start                            Jan 1, 1997
Period end                              Dec 31, 1997
Cash                                    25,538
Securities                              2,583
Receivables                             56,012
Allowances                              (1,040)
Inventory                               5,574
Current Assets                          92,580
PP&E                                    67,220
Depreciation                            (38,350)
Total assets                            164,563
Current liabilities                     57,895
Bonds                                   0
Preferred mandatory                     0
Preferred                               0
Common                                  572
Other SE                                86,795
Total Liability and Equity              164,563
Sales                                   380,563
Total Revenue                           380,563
CGS                                     290,398
Total costs                             290,398
Other expenses                          77,153
Loss provision                          0
Interest expense                        (1,207)
Income pre tax                          16,955
Income tax                              6,923
Income continuing                       10,032
Discontinued                            1,063
Extraordinary                           0
Changes                                 0
Net income                              11,095
EPS basic                               1.11
EPS diluted                             1.08



